Exhibit 14.1

ELANDIA INTERNATIONAL INC.

CODE OF ETHICS AND BUSINESS CONDUCT

(Approved on May 18, 2009)

I. INTRODUCTION

This Code of Business Conduct and Ethics (the “Code”) has been adopted by the Board of Directors of eLandia International Inc., a Delaware corporation (together with its subsidiaries, the “Company”), and contains standards for the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, compliance with applicable laws, and accurate and timely public disclosure.

This Code does not summarize all laws, rules, regulations, and Company policies which may be applicable to the Company and its employees, officers and directors. If employees, officers or directors have questions about laws, rules, regulations or polices that apply to the Company or their duties and responsibilities, or how they apply to particular situations, they must use the resources the Company makes available, including seeking the advice of the Company’s General Counsel, who shall be the Company’s “Compliance Officer” (unless another person is so designated) and/or any other manager, and reviewing other Company policies and guidelines. Most of the topics and principles contained in the Code also are covered or further explained in various other Company policies, guidelines and procedures. The Code should be read in conjunction with such policies, guidelines and procedures. Although the Code and the Company’s policies, guidelines and procedures are intended to guide personal and professional day-to-day conduct, they are not intended to address every issue or situation that may arise. These materials provide basic principles and concepts to guide you in the conduct of your business. You should, of course, continue to rely on common sense, good judgment and individual character and integrity to determine proper conduct.

The Company’s Nominating and Corporate Governance Committee (the “Committee”), and where appropriate, its Audit Committee, shall administer this Code. Any person who has questions or concerns about ethical issues or has knowledge of activities in violation of the Code should follow the process described in “Our Compliance Responsibilities” below.

II. SCOPE

This Code will apply to all employees, officers and directors of the Company and its subsidiaries.

III. PURPOSE

The purpose of this Code is to establish standards the Company believes are reasonably necessary to deter wrongdoing and to promote:

A. honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

B. full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the U.S. Securities and Exchange Commission (the “Commission”) and in other public communications made by the Company;

C. compliance with applicable governmental laws, rules and regulations;

D. prompt internal reporting to the persons identified in this Code of violations of this Code; and

E. accountability for adherence to this Code.

IV. HONESTY AND FAIR DEALING

The Company’s ethical standards require honesty and fair dealing. We rely on these standards to gain the trust and admiration of customers, peers and stockholders.

The Company, driven by a desire to excel, will compete by providing unparalleled customer service and innovative products and will not seek competitive advantage through unethical or illegal business practices. The Company and its directors, officers, and employees will communicate with candor and will endeavor to deal fairly with the Company’s customers, vendors, competitors and employees. No employee, officer or director may take unfair advantage of another through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair-dealing practice and must communicate honestly and ethically in serving the Company’s customers and conducting business with others.

V. OUR WORKPLACE

The Company is committed to maintaining a corporate environment marked by safe, professional and congenial working conditions and respect for the dignity of all employees and customers. The Company embraces diversity, seeking new ideas and listening to and learning from others, and appreciates the unique capabilities and contributions of each person. The Company provides equal opportunity in all aspects of employment and will not tolerate any illegal discrimination or harassment of any kind.

The Company also understands the importance of its relationship with its communities, and it embraces its responsibility as a corporate citizen and seeks to find innovative ways to achieve positive and sustainable change for its communities. The Company encourages all employees, officers and directors to participate in community activities, although such activities should not interfere with the performance of regular duties or compete or conflict with any of the Company’s activities.

VI. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

A. General

The Company is subject to numerous federal, state, local, foreign and international laws, rules and regulations. The Company has adopted various policies, guidelines and procedures to facilitate compliance with applicable laws and regulations, and from time to time conducts compliance and training sessions regarding specific subjects. Employees, officers and directors are expected to respect and comply with all applicable laws, rules, regulations, policies, guidelines and procedures that apply to the Company. For example, federal law provides that you may not:

•	Steal, embezzle, misapply the Company’s or a customer’s funds or assets or commit any other dishonest or fraudulent act;

•	gain unauthorized access to customer’s records; or

•	make false statements or reports to regulatory authorities.

It is the Company’s policy to promote compliance with all applicable laws, rules and regulations in connection with the Company’s business. All employees, officers and directors should familiarize themselves with the legal standards and restrictions applicable to their assigned duties and responsibilities. The Company requires and encourages compliance with the “spirit” as well as the “letter” of the law. Even the appearance of illegal, dishonest or inappropriate behavior could have a negative impact on the Company and its employees.

B. Loans to Directors and Officers

The Company and any of its subsidiaries shall not provide any personal loans to directors and executive officers of the Company or its subsidiaries other than consumer credit arrangements made in the ordinary course of business, of a type generally made available by the Company to the public, if made on market terms which are terms no more favorable than those offered to the general public.

C. Illegal or Improper Use of the Company Funds

Employees must record the purpose of any transaction that relates to the Company funds or assets at the time of the transaction. Employees may not establish or maintain secret or unrecorded funds in order to facilitate illegal payments or engage in any transaction knowing that funds will be used for any unlawful or improper purpose. Furthermore, employees shall comply with the Company’s Foreign Corrupt Practices Act Policy. Questions concerning the permissibility of any payments should be directed to the Company’s Compliance Officer.

VII. CONFLICTS OF INTEREST

A. General

A “conflict of interest” exists when an individual’s personal interests interfere or appear to interfere in any way with the individual’s duties to the Company or the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also arise when an employee, officer or director, or a member of his or her family, receives improper personal benefits as a result of his or her position in the Company. Loans to, or guarantees of obligations of, such persons are of special concern.

Employees, officers and directors must avoid conflicts of interest, including even the appearance that their actions could create a conflict of interest or would not be in the best interests of the Company and its stockholders. Whether certain conduct, a relationship or a transaction is a conflict of interest, or may create a potential conflict of interest, may not always be clear. Any employee or officer who is aware of, or has a question concerning, a conflict of interest, or who has a question whether a conflict might develop, is obligated to promptly seek assistance to resolve ethically the conflict or question. Depending on the circumstances, you may be required to obtain approval from the Company’s Committee or Audit Committee in accordance with the Company’s policies, guidelines and procedures.

Approval from the Committee, which is composed of independent directors, is generally required before (i) directors or employees may serve as an officer, director, partner or manager of another company or entity, (ii) employees may enter into certain secondary employment relationships, or (iii) directors or employees may engage, directly or indirectly (which would include through immediate family members), in certain transactions with the Company’s customers, vendors or others who conduct business with the Company.

Approval from the Audit Committee, which also is composed of independent directors, is generally required before directors or employees may engage, directly or indirectly (which would include through immediate family members or through business entities in which such director, employee, or family member is an officer, director, or controlling shareholder), in certain transactions with the Company. The following are examples of transactions or activities that could present a conflict of interest under certain circumstances, which are described in more detail below and in the Company’s policies and guidelines: (i) investments in customers or vendors of the Company; (ii) purchasing assets from the Company; (iii) selling goods or services to the Company; or (iv) borrowing money from customers or vendors of the Company.

B. Giving Gifts

Direct or indirect gifts, offers, or promises of any gift, bribe, kickback, favor, loan, service, or anything else of value to any individual, business entity, organization, governmental unit, public official, political party or other person by a director, officer, or employee on behalf of the Company or its subsidiaries in connection with any transaction or business for the purpose of influencing the action of the recipient is expressly prohibited. This standard of conduct is not meant to prohibit normal business practices such as providing entertainment, meals, favors, discounts, tickets to cultural and sporting events, gifts given as a token of friendship or for special occasions as long as the gift is of a nominal and reasonable value under the circumstances and promotes legitimate business development.

C. Transactions with Directors and Employees

Directors, officers, employees and member of their families, may not sell or purchase assets or services from the Company unless the purchase or sale is at a fair market value price, full documentation is maintained in the files of the Company and written approval is obtained from the Audit Committee.

The Company from time to time may purchase or lease real or personal property or goods or services from a director, officer, or employee or a member of such directors’, officers’, or employees’ family, or from business entities in which such director, employee, or family member is an officer, director, or controlling shareholder.

It is the policy of the Company that any transaction involving insiders must be conducted at arm’s-length and that any consideration paid or received by the Company in connection with such transaction shall be on term no less favorable than terms available to an unaffiliated third party under the same or similar circumstances. The director or employee must disclose his or her interest in any transaction to, and receive the approval of, the Audit Committee prior to any action being taken.

VIII. CORPORATE RECORDS AND REPORTING

The Company requires honest and accurate recording and reporting of information to meet financial reporting, regulatory, tax and legal obligations. All business transactions, including employee expense reporting, must be properly and accurately recorded in a timely manner on the Company’s books and records in accordance with applicable accounting standards, legal requirements and the Company’s system of internal controls.

The Company is committed to full, fair, accurate, timely, and understandable disclosure in public reports and documents filed with, or submitted or provided to, regulatory authorities, stockholders and the public. Depending on their position with the Company, directors, officers, and employees may be called upon to provide information to assure that the Company’s public reports are complete, fair and understandable. The Company expects all directors, officers, and employees to take this responsibility seriously and to provide prompt and accurate answers to inquiries related to the Company’s public disclosure requirements.

The Company’s financial statements and reports must be prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Company. Employees, officers and directors who prepare or supervise the preparation of the Company’s public reports must be careful to ensure that those reports meet the requirements of the Code. No employee, officer or director should ask or encourage another person to deviate from the Company’s commitment to provide truthful and accurate financial or other information. In addition, the law and the Company’s policies require that no director, officer, or employee attempt to improperly influence, coerce, manipulate or mislead any accountant engaged in the preparation of the Company’s financial statements. If you have any questions, complaints or concerns regarding accounting, auditing, or internal accounting control matters, you should contact the Audit Committee or you may follow the procedures described under “Our Compliance Responsibilities,” which include a confidential reporting process.

The Company requires that business records be retained in compliance with applicable regulations, law and the Company’s records retention policies. If you have any questions regarding the Company’s records retention policies, or in the event of litigation or governmental proceedings, please contact the Company’s Compliance Officer.

IX. CORPORATE OPPORTUNITIES

Directors, officers, and employees owe a duty to the Company to advance the Company’s legitimate interests when the opportunity arises. Directors, officers, and employees are prohibited from benefiting personally from opportunities discovered through the use of corporate property, information or their position with the Company, or from competing with the Company in connection with such opportunities. No director, officer, or employee may use corporate property, information, or his or her employment position for improper personal gain.

X. PROTECTION AND PROPER USE OF COMPANY ASSETS

All directors, officers, or employees should protect the Company’s assets from theft, waste or loss and ensure efficient use. The Company’s assets include physical and intellectual property such as the Company’s brand, trademarks, copyrights, trade secrets, and patents, as well as the confidentiality and proprietary information described below under “Protecting Confidential Information.” The Company’s assets may only be used for legitimate purposes. Any improper use of the Company’s assets, whether for personal or business purposes, including the misapplication or improper use of corporate or customer funds or property or the unauthorized use or publication of intellectual property, is prohibited and may be unlawful.

Officers or employees also must comply with any Company policies regarding the use of its communication systems, including its computer network, telephones/faxes, e-mail, and the Internet. In particular, the Company prohibits the use of the Company’s information systems and equipment to transmit illegal, inappropriate or offensive or potentially offensive material. As a general rule, an officer or employee should not send any communication, including through the use of e-mail, voice mail or internal memo that they would be uncomfortable or embarrassed seeing publicly disclosed in the media.

XI. PROTECTING CONFIDENTIAL INFORMATION

The Company protects the private, personal and proprietary information of customers, vendors and employees. Any information from or relating to a customer or vendor must be protected, and may only be disclosed within the Company or to non-affiliated parties in accordance with applicable law and any Company confidentiality and privacy policy. Directors, officers, or employees may receive confidential information relating to the Company in the course of work at the Company and also are obligated to protect that information from disclosure. Employees should only disclose confidential information to other employees who have a business-related “need to know.” Confidential information may include, without limitation, the following: (i) information about existing or potential customers or vendors including customer identities, lists and all other customer information; (ii) information concerning possible transactions with other companies or information about purchase orders, sales information and prospects, suppliers or joint venture partners; (iii) business or technical information, including information such as a formula, program, method, technique or compilation of information that is valuable because it is not generally known; (iv) intellectual property, including trade secrets secret processes and information regarding past, present or future products; (v) financial information, including budgets or projections, prospects, business plans, price lists, research and development information, and any other financial, marketing or sales information; (vi) information intended solely for internal use such as internal memos to employees and internal broadcasts; (vii) information regarding the Company’s employees, including salary and personal information; (viii) information about potential acquisitions or divestitures, stock splits, and other corporate transactions; and (ix) any other non-public information that would be harmful to the Company or useful or helpful to competitors if disclosed.

The foregoing restrictions regarding confidentiality apply to confidential information received by directors and employees or officers prior to their service as directors or employment with the Company, as the case may be, and continue after their service as directors or employment with the Company ends, as the case may be. Any employee, officer or director who fails to abide by these guidelines is subject to disciplinary and other appropriate legal action including, without limitation, immediate dismissal.

XII. INSIDE INFORMATION AND TRADING IN SECURITIES

In performing their responsibilities to the Company, directors, officers, or employees may receive confidential information about the Company, its customers, vendors and others. Federal securities laws prohibit the purchase or sale of shares or other securities of a company while aware of material nonpublic information (generally referred to as “inside information”) concerning that company. If a director, officer, or employee buys or sells a security based on “inside information” or discloses inside information to another person who buys or sells a security based on that information, the disclosing director, officer or employee, the Company, and the person to whom the information was disclosed may violate securities laws. Directors, officers, or employees are prohibited from trading on inside information and communicating or “tipping” inside information to others.

The Company has an Insider Trading Policy regarding trading in securities by employees, officers and directors. If you are uncertain about legal rules involving purchase or sale of Company’s securities or the securities of another company because of your work for Company, you should contact Company’s Compliance Officer.

XIII. POLITICAL ACTIVITIES

The Company believes that it is important for citizens to take an active interest in the political process, and the Company’s employees, officers and directors may engage in political activities of their own choice, using their own resources, and on their own time. In such cases, directors, officers, or employees participating in political activities do so solely in their personal individual capacity and not as representatives of the Company, and such activities must not use the Company’s facilities or assets or interfere with such person’s responsibilities to the Company. Any employee or officer desiring to run for elective political office or to accept an appointment to federal, state or local government office should discuss the matter in advance with his or her manager and/or with the Company’s Compliance Officer.

Federal and state laws and regulations govern the Company’s political activities. Generally, federal law and the laws of certain states prohibit the Company from making political contributions or expenditures. Federal laws and most state laws, however, permit corporations to sponsor political action committees, which are funded by voluntary contributions from eligible employees, for the purpose of making political contributions or expenditures. Any political contributions and other political activities, including lobbying or communicating with elected officials, for or on behalf of the Company must be approved by the Company’s Chief Financial Officer and must comply with applicable legal requirements.

XIV. COMMUNICATIONS WITH THE MEDIA AND OTHER OUTSIDE PARTIES

Non-public information or materials regarding the Company, including employee communications, must not be distributed outside of the Company, including to the media, unless specifically authorized. From time to time employees, officers and directors may receive inquiries from the media regarding the Company or its business or from someone interested in the Company’s securities. Any inquiry from the media, including those relating to pending litigation, regulatory matters, or the Company’s securities, should be handled in accordance with the Company’s Media Communications Guidelines. In addition, any public speeches, interviews, presentations or appearances by employees, officers or directors relating to the Company’s business should be coordinated with his or her manager and/or the Company’s Compliance Officer.

XV. INTERPRETATION AND WAIVERS OF THE CODE

The Company’s Committee, with the assistance of the Audit Committee, is responsible for interpreting the Code. Under certain circumstances, the Company’s policies or local or foreign laws and regulations may be different from the policies outlined in the Code. Generally, in those cases the more restrictive policies, laws, or regulations would apply.

In certain circumstances, it may be appropriate to grant a waiver of a provision of the Code. Any request for a waiver must be in writing and presented to the Committee. All waivers shall be accompanied by a written memorandum, including to whom the waiver was granted, the details of the waiver, the nature and scope of the waiver, reasoning for the waiver and the date of the waiver. Any waiver of this Code for the Company’s executive officers, including our Chief Executive Officer, Chief Financial Officer, and any other senior officer, or directors must be promptly disclosed to stockholders in accordance with legal and regulatory requirements.

XVI. OUR COMPLIANCE RESPONSIBILITIES

A. General

The Company’s values require that each of its directors, officers, and employees to undertakes its roles and responsibilities seriously. Nothing can be more serious and important than ensuring that each director, officer, and employee lives up to the standards of the Code. The reputation of the Company is its most valuable asset. Therefore, to reinforce the Company’s commitment to the Code, you will be asked from time to time to complete an acknowledgement regarding your understanding of and compliance with the principles of the Code and related guidelines.

The Code and the Company’s values are based on trust, honesty, uncompromising integrity, respect for each individual, personal accountability, and dedication to service. These principles represent the foundation of the Company. If the Company is to deliver on its promise to its customers, stockholders, employees and communities to be the best place to do business, to invest and to work, its directors, officers, and employees all must understand and follow the principles and policies outlined in this Code.

B. Reporting Violations

In keeping with the stated values of the Company, all employees, officers and directors must be committed to the highest level of personal performance, including meeting the requirements of the Code. All employees, officers and directors should ensure prompt and consistent reporting of violations of the Code, as well as any actual or potential violation of applicable laws, regulations or the Company’s policies. Because it may be unclear whether a violation has occurred, employees and officers are encouraged to talk to supervisors, managers or the Company’s Compliance Officer about behavior that may violate the Code and may raise any questions relating to the Code. If you are uncomfortable discussing a particular situation with a supervisor, manager, Compliance Officer or any other appropriate person indicated in this Code, you should feel free to report any concerns that you have about existing or potential violations of any law, rules, regulations or this Code, or any other matter, to the Chairman of the Committee.

If a situation requires that your identity remain secret, anonymity will be protected, subject to applicable law, regulation or legal proceedings. In addition, if you are uncomfortable with any of the options described above, reports of violations, complaints or other matters, including those regarding accounting, auditing, or internal accounting control matters, may be made in accordance with the Company’s Whistleblower Policy. All communications will be forwarded to an appropriate party for investigation, so that the Company can respond to the inquiry.

C. No Retaliation

Consistent with its Whistleblower Policy, the Company does not permit retaliation of any kind for good faith reports of ethical violations or misconduct of others. This means that the Company will not terminate, demote or otherwise discriminate against any person for calling attention to suspected illegal or unethical acts of others. “Good faith reports” do not require that you be right about a reported activity, but do require that you tell the truth as you know and believe it.

D. Enforcement

Each employee, officer and director will be individually responsible for adhering to the standards set forth in this Code. Upon receiving a report of a violation of this Code, the Committee, including its legal and other advisors, will have the full power and authority to investigate the report and to determine what steps, if any, should be taken to resolve the problem and avoid the likelihood of its recurrence. Each employee, officer and director will be obligated to cooperate fully with any investigation by the Committee. Those who fail to cooperate fully with any inquiries or investigations, will also be subject to corrective action.

The Compliance Officer is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. The Compliance Officer will follow certain procedures in investigating and enforcing this Code, as follows: (i) the Compliance Officer will take all appropriate action to investigate any reported potential violations; (ii) if, after such investigation, the Compliance Officer believes that no material violation has occurred, the Compliance Officer is not required to take any further action; (iii) any matter that the Compliance Officer believes is a material violation will be reported to the Committee; and (iv) if the Committee finds that a material violation has occurred, it will take such appropriate action as it sees fit, which may include:

•	review of, and appropriate modifications to, applicable policies and procedures related to the application of this Code to the Company’s employees, officers, directors;

•	notification to appropriate personnel;

•	assessment of monetary sanctions based on making the Company whole for damage suffered or to deter further actions;

•	authorization of disciplinary action, suspension, termination or dismissal of the employee, officer or director;

•	commencement of appropriate legal proceedings; or

•	granting a waiver.

E. Miscellaneous

This Code may be amended, modified or waived by the Board of Directors, upon recommendation of the Committee, and subject to disclosure requirements and other applicable SEC rules.